Exhibit 99.2

Final Transcript
Thomson StreetEvents Conference Call Transcript BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call Event Date/Time: Mar 03, 2011 / 01:00PM GMT

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP, Strategic Planning, IR

Steve Fishman
Big Lots, Inc. - Chairman, CEO

Joe Cooper
Big Lots, Inc. - EVP, CFO

Chuck Haubiel
Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

CONFERENCE CALL PARTICIPANTS

Dan Wewer
Raymond James & Assoc. - Analyst

Jeff Stein
Soleil Securities - Analyst

David Mann
Johnson Rice - Analyst

Meredith Adler
Barclays Capital - Analyst

Joe Feldman
Telsey Advisory Group - Analyst

Patrick McKeever
MKM Partners - Analyst

John Zolidis
Buckingham Research Group - Analyst

Laura Champine
Cowen and Company - Analyst

Peter Keith
JMP Securities - Analyst

Anthony Lebiedzinski
Sidoti & Company - Analyst

Mark Mandell
ThinkEquity - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2010 teleconference. This call is being recorded. During this session all lines will be muted until the question and answer portion of the call. (Operator Instructions). I will now turn the call over to Tim Johnson, Vice President of Strategic Planning and Investor Relations.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Thanks, Dave. And thank you everyone for joining us for our fourth quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Executive Vice President and Chief Financial Officer, and Chuck Haubiel, Executive Vice President, Real Estate, Legal, and General Counsel.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings. Actual results can differ materially from those in our forward-looking statements. As highlighted in this morning's press release, our Q4 2009 results contained one item, and full year fiscal 2009 results contained two items in continuing operations that we believe were not directly related to the Company's ongoing operations. We have provided non-GAAP reconciliations for both the fourth quarter and the full year fiscal 2009, and those schedules are attached to today's press release. Since we do not view these items as relevant to the ongoing operations of business, the balance of our comments and comparisons between 2010 and last year's results will be based on 2009 non-GAAP results from continuing operations.

With that, I will turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks TJ, and good morning everybody. In terms of merchandising the best performing categories continue to be our discretionary higher-ticket businesses... Furniture, Home, and Seasonal each posted mid-single digit comps against tough comparisons from a year ago. We were very encouraged by the continued strength in our Furniture business up against double-digit comps, and especially given the fact that there have been changes in tax refund loans and the corresponding impact on our January business. Although it may not seem like a holiday or Christmas business, we continue to find additional opportunities to drive Furniture during Q4 and the holiday time period. We're well positioned heading into 2011, and I continue to believe that Furniture may be one of the largest growth opportunities we have for the future.

Seasonal Christmas Trim performed well during November and December, particularly in Lighting and Trees, where our "how high is high" strategies delivered upside sales and margin dollars. The merchant team delivered extreme value and great quality and the customer responded. This is an encouraging sign when we look forward to Spring and our opportunities in Lawn and Garden.

Also in the discretionary part of our business, our Home category was a leader in the store. Newness and better quality goods and deeper inventory levels for key items worked well for us this holiday season.

In contrast, other parts of our business were off to last year,namely Consumables and Toys. As anticipated, our Consumables business comped down to last year. On our last call, I indicated to you that I believed that we were not executing up to our full potential and that we were working quickly to get this business back on track. I like what I am seeing in recent weeks. The phones have been lively of late with deals, and some of the new programs we have been developing should start to appear in stores later in Q1 and Q2, so although we have seen some encouraging signs, real change will take some time on into the first half of 2011.

Our Toys business was challenged during the holiday season as it appears to have been for most major discount retailers. It was very competitive from a pricing standpoint, which is not unusual, but in my view, this was not our issue. Our customers continue to shop toys differently each year, and we need to change, both in our approach and our assortment. As you have heard me say on a number of occasions, if we are not changing, we run the risk of falling behind. We will execute a different Toys strategy for next holiday. That I am confident of.

We took a major step forward in Q4 and in 2010 both in the pace and quality of new store openings. As Chuck will touch on in a moment, the productivity of our recent new store openings, make this is a key part of our long-term potential of this business.

From a store's perspective it was our best executed holiday season yet. Our Ready for Business initiatives have improved the shopability of our stores and hopefully left a more favorable impression of Big Lots to encourage more frequent visits from our customers.

In terms of Marketing, we continue to test and learn from our Buzz Club Rewards program, which now totals over 7 million members.

In summary, we were pleased with the outcome of Q4 in a difficult environment. Total sales for Q4 of over $1.5 billion, representing an increase of nearly 4%, driven by the strength of our new stores. We generated record operating profit of $177 million. We achieved record earnings per share of $1.46 per diluted share, an increase of 11% over last year's record performance. We successfully opened 27 new stores, bringing us to a total of 80 new stores for the year, and we managed our business very prudently, and ended the year with over $175 million of cash and no debt. Now Joe is going to give you some of the details on the quarter and our expectations for 2011.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP, CFO

Thanks, Steve and good morning everyone.

Sales for the fourth quarter were $1.519 billion, an increase of 3.8% over the $1.463 billion we reported for the fourth quarter of last year. Comparable store sales were flat.

For Q4, operating profit dollars were $177.2 million, an increase of approximately $4 million compared to last year.

In terms of gross margin, our increase in dollars reflected higher sales, partially offset by a lower rate. As anticipated, our rate of 40.8% was down versus last year, with the decline resulting from lower IMU on certain of our holiday strategies and higher domestic freight costs due to rising fuel costs and higher carrier rates. Partially offsetting these challenges in the rate was a favorable merchandise mix of higher margin Seasonal and Homes sales, a lower shrink accrual rate, and lower markdowns. Total expense dollars were $442.8 million, an increase of $11.5 million or 2.7% compared to last year. The increase in overall dollars was reflective of net store growth of 37 stores compared to the prior year. The fourth quarter SG&A rate was 29.2%, or down 30 basis points to last year with leverage coming from Store Payroll, Distribution and Transportation, lower bonus expense, and lower stock compensation expense due to the acceleration of prior years' restricted stock awards during 4Q 2009.

Net interest expense was $0.8 million for the quarter compared to $0.4 million last year.

Our tax rate for the fourth quarter of fiscal 2010 was 37.6% compared to 37.3% last year.

In total, for the fourth quarter of fiscal 2010, we reported income from continuing operations of $110.0 million, or $1.46 per diluted share, compared to income from continuing operations of $108.6 million, or $1.31 per diluted share a year ago.

This result was better than our previously communicated guidance of $1.36 to $1.42 per diluted share which was based on comps in the range of flat to plus 2%. Since our actual comps were flat, it probably makes sense to reconcile the $1.46 to the lower end of our guidance of $1.36, which as I mentioned did assume a flat comp. The $0.10 beat was $0.07 from operating profit favorability, both in gross margin and in expenses, and the remaining $0.03 was principally from a lower than anticipated tax rate. The lower than anticipated effective tax rate was principally driven by a favorable state earnings mix and the related impact on state income tax, as well as an unexpected good news related to settlement activity.

Turning to the balance sheet, inventory ended the fourth quarter of fiscal 2010 at $762 million, up 1% per store compared to last year. So after timing differences for most of the fall due to intentionally moving up delivery dates on import receipts, we ended the year with inventory up only 1% per store, which is generally in line with how we planned to enter 2011.

Cash flow which we define as cash provided by operating activities less cash used in investing activities, increased by $20 million for the quarter compared to last year. This was largely attributable to the timing of inventory receipts, net of the related decline in accounts payable leverage, as well as higher CapEx related to the 27 new store openings in November this year versus 9 last year. Cash flow for the full year totaled $201 million which was consistent with our guidance of $200 million. We ended the year with $178 million of cash and cash equivalents compared to $284 million last year. This decrease in cash was a result of our share repurchase activity, partially offset by our cash flow generated during the year.

In terms of our stock repurchase program, we did invest $342 million during fiscal 2010 to repurchase company stock; $150 million under the ASR program and $192 million through opportunistic repurchases. With the final settlement of the ASR completed in Q4, the total amount of shares repurchased under the ASR was 4.5 million shares. Combining the ASR and our opportunistic activity of 6.0 million shares, our total number of shares repurchased during fiscal 2010 was 10.5 million, or approximately 13% of our outstanding shares, at a weighted-average price of $32.74 per share. As of the end of fiscal 2010, we had $58 million remaining under our current authorization to repurchase shares opportunistically in the open market.

For the fourth quarter, capital expenditures totaled $24 million compared to $17 million last year. Depreciation expense for the quarter was $21.1 million, an increase of $2.5 million. For the year, CapEx was $108 million, compared to our guidance of approximately $115 million with a portion of the variance shifting into our 2011 plans that I will address in a moment. Also for the year, Depreciation totaled $78.6 million.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Moving onto 2011 and guidance, overall we are planning 2011 EPS to be in the range of $3.05 to $3.15 per diluted share. That is an increase of 8% to 11% compared to 2010's income from continuing operations of $2.83 per diluted share. Our 2011 plan calls for a comparable store sales increase of 1% to 2% and a total sales increase in the range of 5% to 6% compared to fiscal 2010.

At this level of sales, we are estimating a 7% to 10% increase in operating profit dollars. We anticipate our operating profit rate will be in the range of 7.3% to 7.5% which is higher than last year's rate of 7.2%. We expect our gross margin rate will be relatively flat the last year, and the operating margin leverage will come from a lower expense rate. With this model we estimate a flat to slightly positive comp is needed to leverage expenses.

Specifically in terms of the gross margin rate, 2011's rate is expected to be similar to 2010 as lower-anticipated markdowns and a favorable merchandise mix are expected to be offset by continued freight pressures and potential commodity and labor cost increases.

Our 2011 expense leverage potential comes from several different sources, namely Advertising, Utilities, Distribution & Transportation and Store Payroll. Partially offsetting this leverage, we are forecasting higher Depreciation dollars and deleverage in Rent and Occupancy costs. In terms of Advertising, you will recall we have tested and executed reductions in the distribution of print advertising for the last 12 to 18 months. We believe further opportunities exist to reduce print distribution, and we will continue to test further ideas of reductions in 2011.

Next in terms of Utilities, we made a sizable investment in energy management systems or EMS in 2010 and will make further investments in 2011. This is another example of an initiative that we have tested over time and have determined is a good use of capital. Stores with EMS have been averaging in the neighborhood of a 15% savings in utility costs. We also expect to generate leverage in Store Payroll and Distribution & Transportation costs as the dollar growth in these areas are forecasted to be at a slower rate than our anticipated sales growth. So clearly there are a number of different sources of expense leverage being executed in 2011; however, there will be areas of the business where costs will increase and deleverage... areas like Occupancy, Depreciation, and equity-related expenses.

In terms of Occupancy, we expect slight deleverage as we open more new stores and stores in better demographic locations which require higher rent. New stores are the best investment we can make with our cash, and our new stores opened in 2010 performed well, leaving us very encouraged about the future. However, new stores typically deleverage on the Rent line in their initial years based on the incremental preopening costs, and the fact that recent new store openings have been trending similar or slightly below market productivity but do so on a slightly higher rent structure. This is included in the model we are providing.

Depreciation expense is forecasted in the $90 million to $95 million range, against $78.6 million in 2010. Higher depreciation is primarily due to store growth, both 2011 openings and the significant number of stores opened in the October/November 2010 timeframe that are now being depreciated for the full year in 2011. Additionally, our commitment to maintenance capital, our investment in EMS, and to a certain extent some carryover of capital spending from 2010 to 2011, will also cause an increasing amount of depreciation in 2011.

Finally, equity-related expenses will deleverage given our current share price, and assuming a new equity grant for 2011.

Filling out the rest of the P&L for 2011, we expect net interest expense of approximately $1 million, and the effective income tax rate is planned to be in the neighborhood of 38.0% to 39.0%.

For the year, capital expenditures are expected to be approximately $125 million to $130 million. Maintenance capital is estimated to be approximately $40 million, which covers our stores, DCs, and the general office. We are planning a little more capital here than normal, given first as I mentioned earlier, our capital spending for maintenance finished 2010 slightly under our plan, so we are providing for that capital and those projects in 2011. Second, higher store capital, specifically around replacing HVAC units in certain locations, and finally, the maintenance capital supporting our five owned DCs is up slightly to last year. From a real estate perspective, new store capital is estimated at approximately $50 million to cover opening 90 new stores. Investments in certain other strategic initiatives will represent approximately $35 million to $40 million of CapEx in 2011. These dollars will be focused on our implementation of SAP inventory systems, retrofitting and refreshing a portion of our store base, and continued investment in energy management systems to save on utility costs.

We estimate this financial model for 2011 will result in approximately $205 million of cash flow.

Finally, we are estimating our diluted share count to be approximately 76 million shares for fiscal 2011, down from $79 million for fiscal 2010. This expected reduction results from last year's repurchase efforts throughout the year, partially offset by an estimated amount of option exercise activity and the anticipation of a new equity grant for 2011.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Turning to the first quarter, we are estimating earnings to be in the range of $0.76 to $0.81 per diluted share, a 12% to 19% increase compared to $0.68 per diluted share last year. This model reflects operating profit growth in the high-single to low-double digits, a tax rate towards the higher end of our annual guidance range, and a diluted share count in the range of 75 million to 76 million.

This level of EPS is based on comp sales in the range of slightly positive to slightly negative and a total sales increase of 2% to 4%. In the month of February, sales were on plan, a plan which was below last year due to an intentional shift of our semiannual Friends and Family event from February to March this year, and the fact that February last year was our strongest monthly comp of the quarter as it was up nearly double digits.

Now I will turn it over to Chuck for an update on real estate.

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

Thanks, Joe. During the fourth quarter, we opened 27 stores and closed 18, leaving us with 1,398 stores and total selling square footage of 30.2 million at the end of the quarter.

For fiscal 2010, we opened a total of 80 stores and closed 43 stores for a net addition of 37 stores. Of the 80 new store openings, 33 were A-type locations, with the balance in what we consider to be more traditional centers. Of the 43 store closings, 23 were relocations and were either older stores being relocated to higher traffic areas in better strip centers, or stores too small for a full-sized furniture department that were relocated to a larger space to accommodate our full furniture assortment.

The success of our new store programs for both 2010 and 2009 has led us to target a higher number of store openings for 2011. Our plans for 2011 call for 90 new stores, and our expectation for 45 store closings, equaling net store growth of approximately 45 stores, or a little over 3%. We feel comfortable with 90 store openings at this point and are making a very concerted effort to open the best stores we can as early in the year as possible.

Looking at the breakout of types of stores, we expect to open 60 to 65 traditional locations and 25 to 30 new A-type locations.

In terms of traditional locations, the availability remains good, and we are certainly an attractive potential tenant as our overall credit profile and business model remains strong. Traditional locations opened in 2010 have performed very well and are trending near Company average sales productivity with forecasted cash flow in the neighborhood of $300,000 per store in their first full fiscal year. While it is still early, and we are still trying to better understand the most important attributes of success, the results of the last few months have been encouraging to us.

In terms of A-type locations, we see the potential for adding 25 to 30 stores in those locations this year, bringing the total to be in the range of 70 to 75 stores by the end of fiscal 2011. Remember, A-locations are not just defined as our highest volume stores, they are the best retail centers in a given market, often power strip centers with strong co-tenants, strong population density, or household income, or all of the above. In many of these locations we are seeing a new customer because we are now in their shopping pattern or retail trade area.

For the A-stores opened in 2010, their financial performance is trending above their pro-forma from a sales, profit, and cash flow standpoint. Just as important to us is the fact that the eight A locations opened as a test in 2009 continue to perform very well, albeit only eight stores, in their first actual fiscal year of operation, they averaged over $4 million in sales and over $180 per foot, while generating around $300,000 per store in cash as well. Again these results are actuals for the first full fiscal year. We believe this level of performance could lead to a very profitable growth going forward, and these results to date have exceeded our financial return targets.

As we have discussed on recent calls, we are always testing and learning in real estate, and in some situations, the result is success, and the direction is clear, like the A-stores for instance. In other areas, we still aren't there yet and more work needs to be done to fully understand the potential. This explains where we are on the small store strategy, and to a certain extent our store refresh program... still work to be done.

Now back to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, guys. We have given you a fair amount of information today about how we finished 2010 and what our expectations for 2011 are, and how the real estate growth strategy is progressing. The financial model is solid... inventory management, becoming more efficient with SG&A, and generating significant cash flow... but I want to see the top line moving a little bit more vibrantly, and that is where we are most focused for the beginning of 2011.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

From a merchandise content, our focus on improving our Consumables offering by improving our value proposition, an expansion of some of our captive label programs, and our expansion within international food, should provide some excitement in our single largest category and drive footsteps to the store throughout the year.

In terms of marketing, as I mentioned earlier, we now have a Rewards membership of over 7 million members to work with and market directly. We have been successful building a large database of customer information and have learned a great deal along the way in the past 12 months. Now, we have moved into the testing phase, and are attempting to develop strategic programs to begin to leverage the investment we have made in our Rewards loyalty program.

From a store's perspective, we continue to make progress with our Ready for Business standards. It is store cleanliness, recovery standards, and good merchandise presentation to make the store easy to shop. It is also customer service... meet, greet, and smile.

Finally, our real estate growth strategy particularly in A locations is exposing our brand to a different customer segment, and we are very encouraged with the results. These are just a few ideas, but we believe there are many different levers to potentially drive comps for the foreseeable future.

To summarize and then go to a brief Q&A. Up against some very challenging comparisons from last year, we posted record fourth quarter earnings. Our discretionary categories which differentiate us from other discounters have been the best performing part of our store for the last several quarters. The deal flow continues to be solid. We have a history of fixing and turning around any underperforming aspects in our business, and I absolutely expect we will see the same result with Consumables in 2011. We are forecasting a flat to slightly positive leverage point for SG&A, and fully expect SG&A as a rate of sales will continue to trend lower for the foreseeable future. We are continuing to make investments necessary to be successful, whether it is investing in systems, putting capital to work in our stores and distribution facilities, or hiring talent where we need it. We are growing our store base and have many years of growth ahead. We generate lots of cash and invest it wisely. We have a reason to exist with the customer, and a defensible niche, each of which is very key in retail, and we happen to believe that great value will never go out of style.

With that I will turn it back over to TJ.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks, Steve. Dan, we would like to go ahead and open up the lines for questions at this time.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And our first question will come from Dan Wewer with Raymond James.

Dan Wewer - Raymond James & Assoc. - Analyst

Looks like the Company was very active in the share repurchase effort during the first three quarters of the year, but it doesn't appear that there were any shares repurchased during the fourth quarter. Was there anything that evolved during the period that resulted in the company being quiet on the buyback activity in that time period?

Joe Cooper - Big Lots, Inc. - EVP, CFO

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Yes, this is Joe. I will take that. It is simply we invested $342 million on a share repurchase program that was relatively new, took out 10.5 million shares and felt like that was the right amount of shares to execute in 2010.

Dan Wewer - Raymond James & Assoc. - Analyst

And then in the year FY 2011 guidance, there doesn't appear to be any meaningful buybacks baked in?

Joe Cooper - Big Lots, Inc. - EVP, CFO

No, and that is consistent with last year. As you recall what we did last year is we baked in the ASR. We typically have never baked in opportunistic share repurchases.

Dan Wewer - Raymond James & Assoc. - Analyst

And one other question, on your first quarter guidance, the flattish, same-store sales, total revenues up low-single digits, but you are talking about a 9% to 11% increase in operating profit dollars. With that type of same-store sales growth it would be difficult to get any meaningful expense leverage, so what is driving the big increase in operating profit dollars in Q1?

Joe Cooper - Big Lots, Inc. - EVP, CFO

Well, in the first quarter it is expense leverage.

Dan Wewer - Raymond James & Assoc. - Analyst

But if your same-store sales are flat or negative, how would you lever SG&A?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Dan, it is TJ. There are a couple of different things. I would just point you back to last year first quarter where we had a blow-away quarter and accrued a significant amount of bonus expense on the 6% comp and the outperformance and operating profits, so even though comps are expected to be slightly negative to slightly positive, we are managing the things that we can control, and we will have some level of benefit in terms of lower bonus expense. Obviously working against that are going to be the things that Joe mentioned, both Occupancy and Depreciation, so we feel very good about the expense model for 2011, but obviously we have got a little bit of near-term visibility to Q1 as well.

Dan Wewer - Raymond James & Assoc. - Analyst

Great. Thank you. And good luck.

Operator

Next we will go to Jeff Stein with Soleil Securities.

Jeff Stein - Soleil Securities - Analyst

I am wondering, are you guys at all concerned that perhaps the window could be closing on the A-type locations, in terms of availability, what I am hearing is that there is not a great deal of new construction going on out there, and things are beginning to firm up in existing centers, and wondering, A, do you think that is correct, and B, if so, why not open more, A locations this year while the window is still open?

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Jeff it is Chuck, I will take that. I think first of all you are right from the standpoint of what you are hearing about real estate, without a lot of new development, I am not going to say the window is closing, but what was available a year ago in the form of maybe Linens or Circuits are starting to dry up. Having said that, there have been a couple of additional retailers that have either recently filed or are pretty strong rumored to file that could open up some space in additional A centers.

The second thing, and I think that we have talked about this before that we are really starting to get traction on, is making sure that with the new A centers, we have got new relationships with the developers, and as they are thinking about where they are going to be adding a footprint, they are also thinking about us being a part of that. So I think that there will always be an ebb and flow if you will, from what is out there from existing, but when the new market, the same thing that is causing the landlords to feel a little better, and maybe get more aggressive on what they ask for rent, for backfilling those spots, they are also getting more aggressive about thinking about adding some new square footage.

Jeff Stein - Soleil Securities - Analyst

Got it. Steve, you alluded in your opening comments to a different approach, and different assortments in Toys for 2011. I am wondering if you could perhaps elaborate a little bit on that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I guess I will make a general statement and then really not get into it in too much of detail because we are finalizing plans. My opinion of the Toy business is it has shifted pretty dramatically, and what the consumer wants today is electronics. That is being very simplistic, but that is the reality. Things that plug in, Things that go in your ear, things that you can plug into the television. And the traditional older days of games and toys, and boys toys and girls toys, and plush and those kinds of things become more and more of a challenge going forward, and I don't think we reacted fast enough to the kinds of things technologically that children and their parents are looking for going forward in the future, and I can promise you, we are all over it, and we will have a very exciting toy assortment to offer the consumer what they want, not just in the fourth quarter, but sooner than later. Because the toy business, although it is not nearly as large, clearly in the first, second, and third quarter to us, there is still a lot of business to be done for us, and we make a lot of money in that business. And we will be the player and the dominant leader in those items and classifications going into the third and fourth quarter of next year. I promise you that.

Jeff Stein - Soleil Securities - Analyst

Got it. Thank you.

Operator

Next we will hear from David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Thank you, congratulations. My question is regarding advertising. Can you give us a sense on the absolute spend in 2011 how will that compare to 2010, and perhaps when you talk about removing or changing from print distribution, can you give us an idea of how that distribution has changed, in terms of either number of markets, or number of fliers that are dropped?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I think both of us, Joe you may want to address if you want to. I can tell you David that marketing as a total dollar spend was down to the lowest it had been in 2010 we were under $100 million for the first time.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Planning it up slightly this year, negligible dollars so we fully expect it to leverage.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

But it won't be up as high as overall sales.

Joe Cooper - Big Lots, Inc. - EVP, CFO

No. No. Flattish to slightly up in dollars.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

What we have done, David and what we continue to do is twofold, number one, our print advertising is the number of preprints continues to be the same. I think it is 27, but if you really need that number I can get it to you. I am almost positive. The distribution that we have done with all of the testing and understanding the number of preprints we need to drop by marketplace we have become better and better at.

And that is a mix of just understanding what kind of response we are getting, what kind of leverage we are getting from the newspapers that we are distributing with, and the Buzz Club membership, because as we continue to increase the Rewards program by store location, which clearly we understand, we are continuing to drop off some level of distribution on print advertising, so that is where the majority of the savings is. As a percent to total the media part of our business, which is television and includes internet, which to you probably is Buzz Club, probably is over 45% of the total spend, which a few years ago it was about 40% of our spend.

So we have gone from around 60/40 to around 55/45, and that number from a print standpoint will continue to leverage, or continue to drop down, and media spend will continue to increase, but overall as a percent to total, it is now under 2% if I am not mistaken, which is the first time we have taken it under 2% as a total spend. So we think we are being very judicious when it comes to the spend and marketing, and really understanding how to do it, and really defining. A lot of things are going on, and now that we have the 7 million-plus mailable Rewards members and targeting them for the things that they are spending, and on what the classifications of businesses they are interested in shopping us for on a consistent basis, and those kinds of things, and the cost associated with that is incrementally much less than it would be from a television or a print standpoint.

David Mann - Johnson Rice - Analyst

Can you talk a little bit about the performance in the Rewards program, in terms of, let's say how that customer spends versus a customer who doesn't spend on the program?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Sure.

David Mann - Johnson Rice - Analyst

And what percentage of sales, maybe are coming from that program?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We won't comment specifically on that, but just to say it is a very important part of our business, and a growing part of our business. The overall sales though of that Rewards customer, number one, in average spend is probably double our average sales check. It is close to $40, versus over $20. So that is the average, so if you are talking about a non-Rewards customer spending $19 to $20, and our Rewards customer spending about $38 or $39. So that is pretty significant to us.

The frequency is much more consistent, and clearly the loyalty associated with it, as far as what percent of total it is. It continues to increase. It continues to be important to us, and that is what we want. I mean that is the strategy, because the cost associated with communicating with your core loyalty customer who shops you the most frequently, and has the largest spend, clearly is an advantage to the future of the growth of the business.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

And then one last question, on the performance of your A-stores relative to the traditional stores, it sounded like the cash flow performance is relatively similar. Is that something that you would expect to continue over the life of the ramp. Or would you expect there to be more diversion, and much higher cash flows from the A-stores?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

It is so whirly, I am not sure that we can answer that question realistically at this particular point, David. I can only tell you, we are extremely encouraged by the A-locations' performances. We are really trying to understand them. I think Chuck gave you color on the first full year of the stores that were opened for over 12 months, but the number was eight stores, but the ones that we have opened since then in 2010, part of the issue is not only did the A-stores do well, but the traditional stores performed well, and we really are deep diving to try to understand what we did that is the secret sauce of continuing to want to do that going forward.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Hey, David, this is Joe. I will just add, clearly we view an opportunity in those A-locations because of the co-tenancy and the population density to kind of test how high is high? So is the upward potential of those greater? I mean, you can certainly make a case, and we are optimistic that will be the case.

Also in some of those A-locations the population around them may not know us as well, because we are new to those particular locations, so a case could be made that the comp delta to average store comp will be greater going through the first five years, but again as Steve said, we are early and we are learning, but we are certainly encouraged and feel very good about the opportunities those locations give us.

David Mann - Johnson Rice - Analyst

Well, thanks for the additional detail, I appreciate it. Take care.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, David.

Operator

Next question we will go to Meredith Adler with Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

Hi, guys. Thanks very much. Steve, you mentioned briefly about more international products on the Consumables side. Maybe you could talk about that a bit more and maybe just talk about if there is anything else you expect to do with Consumables, and what percentage the international could end up becoming?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I will answer that one quickly. I won't tell you what percent international can become, because we are really new in it. There are probably seven or eight initiatives that we are working really aggressively on in Consumables to get that business going, and I will mention, as I mentioned before at least at a very high level, that the Consumables business has certainly been more encouraging in the most recent days, I guess is the best way to put it. January and February, also and of course the first week of March, although we are just into the first week of March, Consumables is performing much better as a percent to total, than it had been performing last year. So we are certainly encouraged by that.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

There are a number of issues that we have worked on. First off, if you have been in the stores recently, and/or if you haven't been, take a look at something that we are highlighting or trying to aggressively increase transactions and show great value at the same time. You can call it a wall of values, you can call it anything you want to. But we have got 10 to 15 Consumables items that are either going to be in the front of the store when you walk in, or in front of the registers for one reason or another, and those 10 to 12 items, because they are selling so quickly first off, give extreme value offerings. They are all throughout Consumables, and they are turning quickly and turning probably on a weekly basis.

The International Food Fair thing, is going to be supported by 12 to 16 feet worth of European gourmet jams and cookies, and pastas, and condiments. We started working on that in the third into the fourth quarter of last year, because the specialty part of our food business, we saw a real opportunity, number one it is a higher average unit retail, a higher ticket, but it is also something our customer has been coming to us and looking for from us, unique different-type items that can continue to set us apart.

So we are going to see that coming into the first quarter, and in fact you will probably see it in a couple of ads featured in mid-to-late March, and it will be executed probably within the next week or two, then we continue to focus on the Buzz Club member, who is a particularly Consumable member, and we have been targeting internet blowouts to them on specials, in Consumable items like water and carbonated beverages, and paper products, and all those kinds of things, selectively encouraging them to come into the stores.

The initial fresh finds or our private label assortment is just coming into the stores at this particular point. We really haven't talked much about that. Beverages, salted snacks, olive oils, things like that, that are unique and different, but of great value, so if you take a look at that, you should see the extreme value signing that we are implementing in and around the Consumables areas, and that kind of classification of business.

And then we have got a couple of spring events coming up that clearly we wouldn't talk about at this particular point, but expanded assortments in the storage business, which is quite good for us right now, a new stick program that is coming in, and then the front of the store, which is the key critical piece of transaction counts. We have a new cash wrap program with high-impulse items that came in February. We have a new incremental gum and mint-fixture program coming in the month of March, and we are going to have a new impulse snack program in the month of April, so our feet are not touching the ground when it comes to Consumables and when it comes to transactions.

Meredith Adler - Barclays Capital - Analyst

Thanks very much. And then I have a question, this is probably for Joe, about share buybacks. I understand it is not in your guidance. Is there any reason to believe that with $200 million of free cash flow, and $175 million of cash on the balance sheet that you won't be doing some additional share buybacks this year?

Joe Cooper - Big Lots, Inc. - EVP, CFO

That is something we discuss with the Board of Directors, so I really can't comment on it right now.

Meredith Adler - Barclays Capital - Analyst

Okay. Thank you very much.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Thank you.

Operator

And next we will go to Joe Feldman with Telsey Advisory Group.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Joe Feldman - Telsey Advisory Group - Analyst

Hi, good morning guys, congratulations on the quarter. I wanted to ask a little bit about what you are seeing in the consumer out there. It seems like your discretionary businesses continue to do well, Furniture, Hardlines, some of those, and just are you seeing any difference in spending? Are you seeing any difference in the kind of consumer, or the way people are paying for things, in terms of tender that would give you any increased confidence that the consumer is starting to shop a little more frequently or starting to come back?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Honestly, Joe, we haven't seen any change other than I kind of alluded to the fact that the tax refund to the consumer is down about 20% so far this year, so tax refunds are coming a little bit later, so our expectations are that maybe as good as we feel about the Furniture business particularly, and then of course any of the other high ticket areas like Seasonal, we only think that it should get better. I will tell you that it has been unbelievably consistent, you and I personally have had this conversation. You have heard me say it on many occasions. Early season, highest ticket items, best-quality items sell quickly. It just has been so consistent, it is amazing.

Our Lawn and Garden business, which again, I want to first say it is very early, which I always say at the beginning of the season on the calls, has really started out well, and it is all of the high-ticket items, the most expensive set, the most expensive gazebo. Those are the first things selling. Consumers continue to furnish their homes with the upholstery business, actually the case good part of our business, which is the bedroom part of our business, is a little bit better than it has been in a while. So we are real excited about that. They are not afraid to spend money, as long as there is great value associated with it.

Joe Feldman - Telsey Advisory Group - Analyst

Got it.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Hey, Joe. It is Joe.

Joe Feldman - Telsey Advisory Group - Analyst

Yes.

Joe Cooper - Big Lots, Inc. - EVP, CFO

I would just add the tender mix has stayed very, very constant, debit is up like a point, but you would expect that. So no change in tender mix.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That is helpful, thanks guys. And if I could just follow-up with another one, can you remind us or let us know how you are thinking about gas prices? Obviously, I understand from the expense side, you talked about that, but given all of this turmoil in the Middle East, say gas prices continue to rise at a little more rapid rate, how should we think about sales going forward? Do people consolidate trips, or do you see that decrease in spending, or is that not going to impact?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Joe, from an expense standpoint, we do the best job we possibly can, but we absolutely as you can understand have no control over that. The only good part of that is that everyone that we compete against has the exact same problem.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

From a shopping standpoint, I can only tell you that we are planning a decent spring season, and a pretty aggressive fall season that we will talk about of course as we come into the third and fourth quarter, but we are certainly not hesitating on the growth of our business, because there may or may not be anticipated trips because of the cost of fuel. We have seen this before, and I just think we will see it again. We are not economists, what we are is retailers, so we plan our business to the best of our ability based upon what we can control and then as things fluctuate around it, we do the best of our ability of trying to adjust our businesses based upon occurrences. We did a pretty good job in the third and fourth quarter, even though I didn't like the top line, of delivering the bottom line based upon some lack of sales at a high level, but we are good at that, and we will continue to be good at that, but I don't want to stop the process of the growth opportunities we think we have.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That is helpful. Thanks guys. Good luck with the quarter.

Operator

In the interest of time, please limit yourself to one question. Our next question will come from Patrick McKeever with MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thank you. Good morning everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning.

Patrick McKeever - MKM Partners - Analyst

Wondering if you might talk even broadly about the whole rising cost issue that so many retailers are talking about right now and what kind of an impact you see from costs, rising product costs, and I know you have talked to it to some extent via the guidance, but maybe you could talk about just pure product costs, and what you are seeing there, and whether or not you feel like you will have some pricing power to pass along some of the higher costs that are likely in 2011, how you feel just relative to your other discount store competitors, in terms of navigating around these higher costs, those sorts of things? Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We have the same problems, Patrick, everybody else does. We are seeing cost increases on everything that we develop ourselves from overseas, but it has been no different from the last six years. As prices go up, we just continue to put more value into product and offer different quality. The gazebos this year are the perfect example. This must be the third or fourth year in a row that we have seen cost increases because of either the top pieces of it, because of fabrication, or cotton prices, or the steel pieces of it, or metal pieces of it, but we just offer a better value to the customer and the customer tends to understand that.

Remember the other piece of our business is, we price off of everybody else. So if prices go up, as long as our value equation is 10% to 50% below what everybody else is doing, we continue to do a good job as far as that goes. Incrementally I will tell you sometimes when prices go up, it can be a good thing for our business, and we try not to worry about it. We don't like it. I know there is a tremendous amount of talk about it.

I spent myself personally, about two weeks in about four or five different markets between the Electronics show here domestically, and then I spent about eight or nine days in Singapore, Vietnam, Hong Kong, Shanghai, and I was on the ground and saw exactly what was going on. There is a lot of confusion between manufacturers and retailers on costs associated with commodities, but I think we have a really professional group of people, particularly from a global sourcing standpoint, and we will be as aggressive as we have to be, maybe even more so, because of some of the price increases some of the other people will have to absorb on products going forward. Remember, half of the business, or about half of the business is still a closeout or an advantageous buy, so we will be buying it as best as we possibly can, and being priced underneath all of our competitors.

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Thank you, Steve.

Operator

And next we will here from John Zolidis with Buckingham Research.

John Zolidis - Buckingham Research Group - Analyst

Hi, good morning.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning, John.

John Zolidis - Buckingham Research Group - Analyst

Question on the ultimate size of the chain, in terms of how many stores you think you can have. Have you tried to put together an estimate on that? And what would be the determining factor in your opinion? Is it the size of the closeout market, would that determine how many stores you could potentially have?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

No, it is not. John, we have said all along, the infrastructure can handle, that we have right now, at least 1,800-plus stores, and we have always felt based upon demographics, and population density that we can handle 2,000-plus stores. Okay. It might be slightly higher than that. It is absolutely not a deterrent because of closeouts that are available. Remember, half of our business is not closeouts, and we develop it and whether I like it or not has been the strongest piece of business, probably in the last 24 months on a consistent basis. That is not closeout.

Number two, the other piece of the business, and I can only describe it is if you spend time in our office, we turn down much more than we actually buy. There has never been at any time economically good times or bad times an inconsistent flow of closeout availability. It may vary from industry to industry at times, but never on the overall basis.

John Zolidis - Buckingham Research Group - Analyst

Thank you.

Operator

And next we will go to Laura Champine with Cowen and Company.

Laura Champine - Cowen and Company - Analyst

Good morning, guys. You talked about a desire to grow sales faster, and I share that hope for Big Lots. But when you mentioned leveraging SG&A expenses, advertising I think was the first callout. Are there things that you can do to actually ramp up advertising expenses in creative ways that would drive that comp higher?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

We are trying to do that, but we are utilizing that in the most cost-effective way. And we are trying to do it via the Buzz Club. We think that is our best opportunity. Costs associated with print is quite high, Laura. To be quite honest with you, and although we get a bigger return on investment, it is not something I am quite encouraged with, and I am not willing to spend the kind of money to add another preprint. I don't think it makes sense. Our customer looks for great value, not that they don't react to a preprint, but I don't think that is probably an advantageous way for us to make an investment to grow the top line. The cost associated with it is dramatic.

Laura Champine - Cowen and Company - Analyst

It feels like the Buzz Club would attract your existing customer. Are there other things you can do just to make sure people are aware of what is inside a Big Lots store, in different kinds of media?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We are really doing that, Laura, and in fact one of the things that I have talked about recently, probably in the last 12 months is we love our current core loyalty customer, and they continue to grow and spend more and more. It is the infrequent customer that we have really focused on, and we are doing a better job at it.

We actually had some very encouraging feedback from our customer surveys that we do two twice a year, that we just got back the other day from the holiday season, and what I mean by that is the customer who knows us, who shops us, but shops us infrequently, and the crossover of where they are going to and where they are shopping from a competition standpoint, for the first time in a while was at a slower rate, so that was encouraging. What that means is the customer who may want to shop us, and who they shop in the way of competition, shopped those direct competitors at a much slower rate than they did in the past, and that is one of the reasons why we think some of our discretionary businesses grew at a faster rate.

So we are constantly working on ideas, but we think it is all about the deals, the merchandise content, and how we execute in the stores to really do it at a better rate. I understand the frustration level everybody has with the Consumables business, and I have the same frustrations, so I don't want this taken the wrong way, but we are facing the same thing as every other retailer in the United States is facing. The Consumable business for us grew almost high-single to low double-digit for five years in a row. We all faced the same thing in that last 12 months, and although we don't like it, we are coming back, we are seeing a light at the end of the tunnel, and we are not the only ones who have struggled with this percent of total business, and I can only tell you, I like the mix of our business of 30% Consumables, because a lot of the people are doing 50%, 60%, and 65% of their total mix of the business, and their business has been a lot more challenged than ours has been over time.

Laura Champine - Cowen and Company - Analyst

Got it. Thank you.

Operator

Next we will go to Peter Keith with JMP Securities.

Peter Keith - JMP Securities - Analyst

Hi, good morning everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning.

Peter Keith - JMP Securities - Analyst

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

I was curious if you could talk about the store maturity curve what you are seeing with some of your new units as you have reengaged in store openings in recent years. Particularly as we mostly would think about the A-locations and some of the relos. Certainly as we look out to your comp store base over the next couple of years, you should be adding some relatively fresh units, and I am just curious if there is a ramp-up period that might be supportive of comp growth in years to come?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Peter it is TJ I will take that, and everyone else can jump in. But typically what we have said in the past is a store will open below market productivity, and then ramp in years two, three, four, upwards of five, at a faster rate than the balance of Company. I think what we are suggesting with these most recent store openings is that first of all, remember they are recent. 2009 and 2010, so it is tough to answer the maturity part of your question, but I think what we are seeing is and what is most encouraging is, we are not seeing that same delta in year one. I am making up numbers, if we were 85% or 90% of market productivity we are much better than that now and that is very encouraging to us.

So we are opening stronger, and again, particularly in the earliest of A-stores, we opened strong and we didn't see it really let up, so maybe what that is suggesting to us is that people are finding it as a more pleasurable experience to start off and sticking with us, so that is really all we have to go on at this point, is the stronger new-store opening, again recognizing that we re-entered the store growth mode here late in 2009 and in 2010, so the number of our data points are small right now. But certainly some of the feedback that Steve mentioned from some of our consumer surveys around new stores, and what we are seeing in the actual dollars and cents is encouraging to start with.

Peter Keith - JMP Securities - Analyst

Okay. That is helpful. Thanks a lot, and good luck in 2011.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks, Pete.

Operator

Next we will here from Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning, could you guys tell us the timing of new store openings and closings for 2011, please?

Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes, Anthony, we are not going to break that out by quarter. What I would suggest to you is two things. I think we all learned a little bit from 2010, and we would like the store opening cadence to be pushed forward a little bit. A little bit more even openings throughout the first three quarters than what you saw last year, and less reliance on November openings.

Clearly we wanted to get those stores opened, and we would do the same if in that position again, but we want to make sure we try to stress the organization a little bit less as they prepare for holidays. Expect a little bit more on the store opening front in the first three quarters and less in the fourth. Store closings, two factors to consider as we talked about in Chuck's remarks, approximately half of those will be relocations, so those will be spread throughout the year, in particular the early part of the year. The balance are going to be more towards the fourth quarter, because they come up on lease expiration, and that is when a lot of our leases expire, so we won't really break down the calendarization for you, but that is some direction.

Anthony Lebiedzinski - Sidoti & Company - Analyst

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

That is helpful. When you look at the business longer term. Could you give us perhaps where you think you can increase your operating margins, to what kind of level?

Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes. Anthony, we didn't update. We gave a three-year view at the beginning of last year. We are not going to get in to the habit of updating that every year, or rolling on a new year, but what we talked about there were two things. First off, structurally we don't see any reason why it shouldn't continue to expand for the foreseeable future, and you see that happening again here with our guidance for 2011, a higher operating profit rate on a 1 to 2 comp.

And then secondly in that three-year view that we gave a year ago, we had targeted an operating profit rate in year three of 8%. Clearly 2010 was in line with what we told you it was going to be. This guidance that we are talking about for 2011, continues that three-year view, so I don't know that there is any reason that we have to believe that it should change at this point.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. That is fine. Thank you.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes.

Operator

Next we will hear from Mark Mandell With ThinkEquity.

Mark Mandell - ThinkEquity - Analyst

Thanks, good morning everyone. I wanted to drill down a little bit deeper into the Furniture business, which I find intriguing. When you have promotionally oriented companies like Raymour and Flanigan's and Bob's out there very visibly. What do you see as your key competitive advantages? And I don't know if you can shed any light on the economics of this department, and whether you are changing the space allocation for this area?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

There is no change economically to space allocation. We love that business. We think that there are two key factors amongst a lot of things that we do in Furniture. One of them that people don't seem to understand and haven't for a long period of time, is we have furniture at the store, and you can buy it and take it with you immediately. We think that is a huge advantage.

The second is the fact that we have just unparalleled value day-in and day-out versus all competitors, and we don't play the game of a high-low when it comes to furniture. We have great Upholstery, great Casegoods, great dining, we have great RTA, and we have unbelievable value day-in and day-out in the mattress part of the business, and it is predominantly branded, and we think those two key factors have been a real advantage for us over time.

Mark Mandell - ThinkEquity - Analyst

Where do you currently stand with the exclusive arrangement with companies like Serta?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

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Final Transcript
Mar 03, 2011 / 01:00PM GMT, BIG - Q4 2010 Big Lots, Inc. Earnings Conference Call

That is a relationship we have had for a number of years that they make and deliver direct to each one of our stores, and have 27 or 26 sewing stations around the country, and efficiently give us what we need, which is great value in branded names. We absolutely have had discussions, and always continue to discuss with some of the other people in the business, but Serta has always performed extremely well for us, so that is a relationship that has been long-standing, and they have been a great partner with us in the business.

Mark Mandell - ThinkEquity - Analyst

Okay. Thank you.

Operator

And at this time we have no further questions.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Okay. Thanks, Dave. We thank everyone for joining us on our fourth quarter conference call here, and we look to talk to you all soon. Thank you.

Operator

And ladies and gentlemen, a replay of this call will be available to you within the hour, and will end at 11.59 PM on March 17th 2011. You can access the replay by dialing 888-203-1112, or 719-457-0820, and entering passcode 1659098. Again, that phone number is 888-203-1112, or 719-457-0820, and that passcode is 1659098. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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